Exhibit 23.4
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 33-82612, 333-05811, 333-44983, 333-44979, 333-101725, 333-101729, 333-110141, 333-134043, 333-157638, 333-161232 and 333-177148 of Scientific Games Corporation on Form S-8; Registration Statement Nos. 333-74590, 333-84742, 333-110477, 333-112452, 333-124107, 333-141720 and 333-165743 of Scientific Games Corporation on Form S-3; and Registration Statement No. 333-155346 of Scientific Games International, Inc. on Form S-3; of our report dated June 27, 2012, with respect to the financial statements of Beijing CITIC Scientific Games Technology Co., Ltd. included in this Amendment No. 1 to the Form 10-K of Scientific Games Corporation for the year ended December 31, 2011.

/s/ Ernst & Young Hua Ming

Beijing, People's Republic of China
June 27, 2012